United States District Court
Middle District of Florida
Orlando Division

In Re CNL HOTELS & RESORTS, INC. Securities Litigation	Case No. 6:04-cv-1231-Orl-31KRS (Consolidated with 6:04-cv-1341-Orl-19JGG) CLASS ACTION

MEMORANDUM OF UNDERSTANDING (“Memorandum”)

Except as expressly provided herein, this Memorandum, subject to the conditions set forth herein, outlines the general terms of an agreement in principle for the settlement in the above-captioned action (the “Action”) of all Settled Claims (as defined below in ¶17) on the terms set forth below (the “Settlement”). Paragraphs 14, 25, and 29 are intended to be binding on the parties upon execution hereof. This Memorandum (other than ¶¶ 14, 25, and 29) is intended to become binding and will become enforceable only upon receipt by counsel of written notice to each other that all approvals expressly set forth in ¶ 27 below have been obtained or waived, as applicable (“Approvals”). Upon receipt of the Approvals, the Parties (as defined below in ¶¶ 1-2) intend for the Settlement to be documented by a Stipulation and Agreement of Settlement and accompanying papers (the “Stipulation”) that shall embody the terms set forth herein and such other and consistent terms as are agreed upon by the Parties.
A. Identity of Parties to this Memorandum
1. The Parties to this Memorandum are:
a)	Mary M. Campbell, Macomb County Employees’ Retirement System, Elizabeth Hawkins Barack Revocable Living Trust, Raymond Roberts, Victor Libov, Edwin Wong, (collectively “the Named Plaintiffs”);

b)	The Class, as defined below in ¶¶3-4;

c)
CNL Hotels & Resorts Inc., formerly known as CNL Hospitality Properties, Inc., and its subsidiaries (whether corporations, limited liability companies or partnerships) and operating partnerships (“CHR” or the “REIT”);

d)	CNL Hospitality Corp. on its behalf and on behalf of its affiliates (the “Advisor”);

e)	CNL Securities Corp.;

f)	James M. Seneff, Jr.;

g)	Robert A. Bourne;

h)	Thomas J. Hutchison III;

i)	John A. Griswold;

j)	Charles E. Adams;

k)	Lawrence A. Dustin;

l)	Craig M. McAllaster; and

m)	Robert E. Parsons, Jr.

2. Parties listed in c - m are collectively referred to as “Settling Defendants.” Parties listed in f - m are also sometimes referred to as “Individual Settling Defendants.”
B. Class
3. The Class, which shall be certified by stipulation for purposes of this Settlement only, shall be defined as follows:
(a)
pursuant to Fed. R. Civ. P. 23(a) and (b)(3), a class of all persons who purchased or otherwise acquired CHR securities issued or offered pursuant to or by means of CHR’s registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (the “Purchaser Class”); and

(b)
pursuant to Fed. R. Civ. P. 23(a) and (b)(2), a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed with the SEC by CHR, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8, and July 20, 2004 (the “Proxy Class”);

collectively referred to herein as the “Class.”

4. Excluded from the Class are Settling Defendants, the officers and directors of Settling Defendants, at all relevant times, members of each Individual Settling Defendants’ immediate family, any entity in which any Settling Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors and predecessors in interest or assigns of any such excluded party.
C. Description of Settlement Terms
6.  This Settlement will settle and release all Settled Claims (as defined in ¶17 below).
7.  The Settlement will be contingent upon (a) the dismissal with prejudice of the Action as against each and all of the Settling Defendants, and (b) the entry of an order and final judgment by the Court finally approving the Settlement in accordance with Fed. R. Civ. P. 23, and the expiration of all periods during which an appeal or request for review from that order and final judgment may be taken, and the final disposition of any such appeal or review (“Final Approval”).
8.  The Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law, and the complaint does not assert claims of fraud, deliberate dishonesty, or malicious or willful act, omission, or violation of law against the Settling Defendants, but in consideration of the covenants and mutual promises herein and to be provided for in the Stipulation, and in full, complete, and irrevocable satisfaction, dismissal with prejudice, and settlement of the Action and of all released claims all as provided herein, the settlement consideration and benefits shall consist of the following:

(a) Settling Defendants will acknowledge that the Action was a material factor that was taken into account in connection with the revised terms contained in the December 5, 2005 amended merger term sheet, and the terms of the December 8, 2005 advisory fees term sheet.
(b) In connection with Purchaser Class claims asserted pursuant to Sections 11 and 15 of the 1933 Securities Act, CHR will pay, or cause to be paid, in settlement of the Settled Claims, the following amounts (the “Settlement Fund”), to be deposited into an interest-bearing account at [to be designated by Co-Lead Counsel in the Stipulation] Bank (“Settlement Fund Account”):
i. “2006 Cash Consideration:” At a date of the REIT’s choosing, which shall be no later than January 15, 2007, the gross aggregate sum of $3,700,000;
ii. “2007 Cash Consideration:” At a date of the REIT’s choosing, which shall be no later than January 15, 2008, the gross aggregate sum of $15,650,000; and
iii “2008 Cash Consideration:” At a date of the REIT’s choosing, which shall be no later than January 15, 2009, the gross aggregate sum of $15,650,000.
The amounts due hereunder shall be evidenced by a non-interest bearing, unsecured Note from CHR, which will provide for, among other things, acceleration of and the payment of interest on the unpaid amounts in the event of a failure to pay any sum when due. No part of the Settlement Fund shall constitute, be deemed or construed to represent, disgorgement, including, without limitation, of any remuneration or any ill-gotten gains allegedly received by Settling Defendants.
9.  The Settlement Fund Account is intended to be an interest bearing, escrow account for the purposes set forth in this Memorandum. Any interest shall accrue to the benefit of the Settlement and the Settlement Fund, and all principal and interest will be subject to allocation among the Purchaser Class members and counsel entitled to participate in the Settlement upon Final Approval.

10.  All releases or withdrawals of funds from the Settlement Fund Account shall be in accordance with a Court order. The Parties agree that the Settlement Fund is intended to be a “Qualified Settlement Fund” within the meaning of Treasury Regulation § 1.468B-1, and thus any tax liability on interest accruing on the Settlement Fund Amount shall be the sole and exclusive responsibility of the Settlement Fund. Co-Lead Counsel shall administer the Settlement Fund Account. Any tax liability on payments made from the Settlement Fund, including, but not limited to, payments to any Named Plaintiff, member of the Class, Claims Administrator, or Plaintiffs’ Counsel, shall be the sole and exclusive responsibility of the recipient of such payment. Under no circumstances shall Settling Defendants be responsible for any income, transfer, intangible or other tax, levy, governmental charge or fee incurred, payable or accrued in connection with the payment of monies into or from the Settlement Fund Account or the payment of fees to plaintiffs’ counsel.
11.  All costs and expenses relating to class notice(s), administration of the Settlement and the Settlement Fund Account shall be paid exclusively from, and shall be the sole responsibility of, the Settlement Fund Account when incurred. Within 5 business days of obtaining preliminary approval of the Stipulation from the Court, the Settling Defendants will pay an amount not to exceed $250,000 into the Settlement Fund, as an advance on the amounts payable under Paragraph 21 herein, to be used solely to cover costs and expenses relating to the printing, publication and mailing of class notice. Such payment shall be on a non-recourse basis so that Co-Lead Counsel, Named Plaintiffs and the Class shall have no responsibility to reimburse such expended amounts in the event the Settlement does not receive Final Approval. The Settling Defendants shall have no responsibility or liability for (a) the administration of the Settlement Fund or the Settlement Fund Account, (b) any dispute relating to any allocation or disbursement of the Settlement Fund or Settlement Fund Account, or (c) any costs, expenses, or obligations associated with the Settlement Fund or Settlement Fund Account.

12.  As part of the Settlement of this Action, CHR’s Board of Directors, or a committee thereof, shall pass a resolution(s), no later than the date on which the Parties apply to the Court for preliminary approval of the Settlement, adopting the following corporate governance policies, to become effective and implemented upon Final Approval:
a.  Consideration of Liquidation. Any proposal by the REIT to its shareholders to approve a Charter amendment to extend the date specified in its Charter by which it must commence an orderly liquidation shall first be reviewed and approved by a committee consisting solely of at least three (3) of the REIT’s independent directors (as defined by applicable SEC Rule), which committee shall retain an advisor of its choosing to assist such committee in the evaluation of such a proposal. A copy of any final evaluation by the advisor presented to the committee shall be made available to Co-Lead Counsel for inspection on a confidential basis. Co-Lead counsel shall not retain any copy of such evaluation. Co-Lead Counsel’s reasonable comments to such evaluation will be taken into consideration by such committee in its sole discretion. This “Consideration of Liquidation” mechanism shall remain in place only until June 1, 2008, unless CHR violates the Charter provision relating to the commencement of orderly liquidation by 12/31/07.

b.  Related-Party Transaction Committee. CHR shall maintain a committee to consider all transactions with management and others that are reportable under Item 404 of Regulation S-K by the REIT. The committee shall consist solely of directors who do not have a financial interest in the transaction being considered. The committee shall be authorized to retain such advisor and counsel of its choice as it deems appropriate. Such committee and its advisors/counsel shall review and, in its discretion, provide comments on the contents and wording of any disclosure to shareholders and in any SEC filing with respect to any Related-Party Transaction. The “Related Party Transaction Committee” shall be maintained only until the earlier of June 1, 2008 or listing on a national securities exchange.
D. Post-MOU Activities of Co-Lead Counsel
13.  Upon execution of this Memorandum and in a way that maintains appropriate confidentiality, the Parties shall advise the Court of this Memorandum and shall seek a stay of all pending motions pending Final Approval or termination of the Settlement.
14.  Confirmatory Discovery. Due to the settlement of the Action before formal substantive discovery in the Action commenced and in order for plaintiffs’ counsel to fulfill their duty to the Class, immediately upon execution of this Memorandum, counsel for the Settling Defendants shall start to provide counsel for plaintiffs with hard-copy and electronic materials relating to the allegations in the Action for confirmatory discovery, including, but not limited to: (a) Special Committee minutes relating to the December 5, 2005 amended merger term sheet, (b) minutes of the meetings of the Independent Directors of CHR relating to the terms of the December 8, 2005 advisory fees term sheet, (c) the Desert Ridge and Waikiki joint ventures, (d) credit enhancements, (e) FF&E, and (f) distributions. Plaintiffs counsel shall use their best efforts (subject to the prompt cooperation of Defendants’ counsel in responding to Plaintiffs’ document requests) to complete the first phase of confirmatory discovery that is necessary in order to provide counsel for Settling Defendants by March 5, 2006 with the Approval referred to in Paragraph 27(a) hereof (“Confirmatory Discovery”). The completion of Confirmatory Discovery and giving of the Approval in Par. 27(a) shall not prevent or prejudice Plaintiffs’ counsel from requesting, receiving and completing additional reasonable discovery that is necessary to complete the record in this Action, to facilitate the preparation of the Plan of Allocation, and to submit a comprehensive brief in support of the Settlement.

15.  Upon execution of any revised/amended Advisor Merger Agreement in accordance with the December 5, 2005 amended merger term sheet, Settling Defendants intend to seek prompt approval by CHR’s shareholders. Co-Lead Counsel1 will be given a reasonable opportunity to review all proxy solicitation materials for the purposes of, among other things, compliance with applicable laws, and any reasonable comments by them will be taken under consideration in CHR’s sole discretion. Subject to such review and input, Co-Lead Counsel and Named Plaintiffs agree that they will fully support shareholder approval of the merger of the Advisor into the REIT and the related Charter amendments as being fair and reasonable, and in the best interests of the REIT and its shareholders.
16.  Upon obtaining all Approvals, the Parties and their counsel shall use their best efforts to finalize and execute the Stipulation and such other documentation as may be required or appropriate in order to present the Settlement to the Court for approval. After execution of the Stipulation (which the Parties will target for 7 days after the Approvals are obtained), the Parties promptly shall apply to the Court for preliminary approval of the Settlement and for the scheduling of a hearing for consideration of Final Approval of the Settlement. The Parties will target a preliminary approval hearing to occur March 15, 2006, subject to the Court’s schedule. The Parties shall use their best efforts to obtain both preliminary approval and Final Approval of the Settlement expeditiously.

E. Scope of Release
17.  “Settled Claims” shall include any statutory, regulatory, equitable, legal, common-law or other claims, causes of action, suits, liabilities, obligations, expenses, costs, penalties, damages, demands, and/or any other remedies of any nature whatsoever, under federal, state, local or any other law (including Unknown Claims2 and including, without limitation, claims within the exclusive jurisdiction of the federal courts), whether legal or equitable, known or unknown, whether or not matured, accrued, or ripe, that are based upon or related to, or arise out of, in whole or in part, (a) the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act that were alleged or could have been alleged in the Action, or (b) any count or allegation contained in any complaint in the Action, through the date of Final Approval of the Settlement by the Court by any Named Plaintiff or the Class against each and all of the Released Persons.
18.  “Released Persons” shall include the Settling Defendants, any previously named defendants, any of their affiliates, including without limitation, limited liability companies, partnerships and corporations (including those that are minority-owned ) (collectively, “Affiliates”), their predecessors and successors, and any person or entity that could have been named by the plaintiffs and their respective officers, directors, managers, partners, employees, agents, consultants, advisors, or representatives.
__________________________________________________________________________________________________________________________
1  “Co-Lead Counsel” means: The law firms of Chimicles & Tikellis LLP; Labaton Sucharow & Rudoff LLP; and Wolf Haldenstein Adler Freeman and Herz LLP.
2 “Unknown Claims” means any Settled Claim that any Named Plaintiff or the Class does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decision not to object to this settlement.

19.  Upon Final Approval, the Named Plaintiffs and the Class shall dismiss the Action with prejudice as against the Settling Defendants and shall definitively and irrevocably release all Settled Claims against the Released Persons.
F. Plan of Allocation
20.  Co-Lead Counsel shall develop a Plan of Allocation after Confirmatory Discovery is completed.
G. Co-Lead Counsel’s Fees and Expenses

21.  Co-Lead Counsel will seek a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5.5 million (and no more) on account of the benefits conferred by virtue of the Settlement and the Action, in particular the benefits resulting from, without limitation, the modifications to the advisor fees, merger terms, and the provisions herein relating to corporate governance. Settling Defendants agree not to oppose such fee application in an amount not to exceed $5.5 million. Such fee shall be conditioned upon the entry of an order approving such fee application, and shall be paid by CHR to Chimicles & Tikellis LLP (on behalf of all Plaintiffs’ counsel) upon Final Approval.
22.  Co-Lead Counsel will also seek a fee with respect to the Purchaser Class equal to 25% of all amounts paid into and earned by the Settlement Fund Account, and reasonable reimbursable expenses, which Settling Defendants will not oppose. Such fee and expenses shall be conditioned upon the entry of an order approving such fee and expense application, and payable solely out of the Settlement Fund in accordance with the Court’s order(s).
23.  The failure of the Court to approve the fee applications set forth in ¶¶ 21 and 22 above shall not relieve the Parties of their respective obligations under this Memorandum.

H. Miscellaneous

24.	The Stipulation shall provide (among other terms) that:
a.	the Parties jointly request the Court to order preliminary approval of the Stipulation and direct that notice of the Settlement be provided;
b.
the consideration shall be provided as described herein, but such consideration, including fees paid to plaintiffs’ counsel, shall not be deemed or construed to represent disgorgement, including, without limitation, of any remuneration or any ill-gotten gains;

c.
the Settling Defendants have denied and continue to deny that they have committed any act or omission giving rise to any liability and/or violation of law or any act of negligence or misconduct, and state that they are entering into the Settlement to eliminate the burden and expense of further litigation;

d.	neither the Settlement nor any of its terms shall constitute an admission or finding of negligence or wrongful conduct, acts or omissions by any Released Person;
e.	the allocation of the Settlement Fund among the members of the Class shall be subject to a Plan of Allocation to be proposed by Co-Lead Counsel subject to approval of the Court; and
f.
except as otherwise provided herein, the Settling Defendants will take no position with respect to such proposed Plan of Allocation, the Plan of Allocation being a matter separate and apart from the proposed settlement between the Parties, and accordingly, any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the Settlement, and the Released Persons shall have no liability with respect to any claim arising out of the Plan of Allocation.

25.  If this Memorandum and the Stipulation are voided or terminated as set forth in this paragraph subsections (a), (b), and (c), paragraphs 25 and 29, which set forth the terms that provide the Parties’ obligations in the event that the Settlement is not approved or is terminated, will remain enforceable, and this Memorandum and the Stipulation may be admissible solely to enforce those paragraphs.  In addition, in respect to the application of the Non-Disclosure Agreement, and in particular Paragraph 3 thereof, Defendants and their Counsel agree that to the extent Plaintiffs and their counsel receive any material in Confirmatory Discovery that would not or could not have been made available to them otherwise, Defendants and their counsel shall only seek to have those materials returned and not used in the litigation of the Action, and will not seek to disqualify or interfere with the named Plaintiffs’ or their counsel’s role in the Action.
a.
If the Settlement outlined in this Memorandum is not approved by the Court (other than with respect to any decision by the Court concerning attorneys’ fees applications as set forth in Paragraphs 21 and 22 of this Memorandum, and with respect to any decision by the Court concerning the Plan of Allocation as set forth in Paragraph 24.f.), this Memorandum and the Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of this Memorandum, and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Memorandum, the material produced in Confirmatory Discovery, and the Settlement shall be subject to the Non-Disclosure Agreement executed by counsel for plaintiffs, dated December 7, 2005.

b.
If the Court approves the Settlement with any material changes or modifications (other than with respect to any decision by the Court concerning attorneys’ fees applications as set forth in Paragraphs 21 and 22 of this Memorandum, and with respect to any decision by the Court concerning the Plan of Allocation as set forth in Paragraph 24.f.), this Memorandum and the Stipulation shall be voidable at the option of the adversely affected Party(ies) within five (5) business days of the Court’s ruling or statement containing such material change or modification.  If the adversely affected Party(ies) elect to void this Memorandum and the Stipulation, then this Memorandum and the Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of this Memorandum, and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Memorandum, the material produced in Confirmatory Discovery, and the Settlement shall be subject to the Non-Disclosure Agreement executed by counsel for plaintiffs, dated December 7, 2005.

c.
As will be set forth in a side letter agreement among the Parties (and not in the Stipulation unless the opt out agreement must be disclosed under applicable law or rule in the settlement notice to shareholders), if shareholders representing more than 5% of the shares of the Purchaser Class (and Proxy Class, if applicable) opt out of the Class, the REIT shall have the option to terminate the Settlement, and this Memorandum and the Stipulation shall be a nullity, and none of its terms shall be effective or enforceable, and the Parties shall revert to their litigation positions immediately prior to the execution of this Memorandum, and the fact and terms of the Settlement shall not be admissible in any trial against the Settling Defendants or otherwise used against the Released Persons in any action, and this Memorandum, the materials produced in Confirmatory Discovery, and the Settlement shall be subject to the Non-Disclosure Agreement executed by counsel for plaintiffs, dated December 7, 2005;, and provided however, if the 5% opt out threshold is exceeded, Plaintiffs’ Counsel shall be afforded a ten-day period to solicit and receive irrevocable withdrawals or retractions of opt-outs so as to bring the number of opt-outs below 5%, in which event the provisions of this subparagraph 25(c), and in particular the REIT’s option to terminate the Agreement, shall not be applicable.

26.  This Memorandum may be executed by counsel in counterparts, including by signature transmitted by facsimile. Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument. References in this Memorandum to “herein”, “hereunder” and similar terms shall refer to this Memorandum as a whole.
27.  This Memorandum, executed by counsel, shall become binding and enforceable against the Parties only upon the later of: (a) receipt by counsel for the Settling Defendants of notice that Co-Lead Counsel have completed Confirmatory Discovery to their satisfaction (as described in ¶14 above), and (b) receipt by Co-Lead Counsel of notice that the REIT has approved the Settlement, which requires appropriate action by the REIT’s Special Litigation Committee and/or the Board of Directors or committee thereof, and (c) the Directors and Officers insurance carriers for CHR have given written consent to the Settlement (as provided for in the policies) or waived any such obligation of the REIT to obtain such written consent (“D&O Consent”) within 30 days of the date of this Memorandum. The condition to obtain D&O Consent or waiver of the obligation to obtain D& O Consent is not intended to convey or create any third party beneficiary rights and may be waived by the REIT in its sole and absolute discretion.
28.  The terms of this Memorandum, to the extent binding, shall inure to and be binding upon the Parties and their successors in interest.
29.  Except as agreed to by the Parties or otherwise required by applicable law, no Party (including their counsel) shall disclose the fact and terms of this Memorandum (which are intended to be confidential) until the execution of the Stipulation of Settlement, except that the fact and terms of this Memorandum may be shared with representatives of the Directors and Officers insurance carriers (old, current and new) for CHR.
IT IS HEREBY AGREED by the undersigned as of February 6, 2006.

By: /s/ Nicholas E. Chimicles
Nicholas E. Chimicles
Kimberly M. Donaldson
CHIMICLES & TIKELLIS LLP
One Haverford Centre
361 W. Lancaster Avenue
Haverford, PA 19041
Telephone: (610) 642-8500
Facsimile: (610) 649-3633

Lead Litigation Counsel and Co-Lead Counsel for the Lead Plaintiffs; Counsel for Plaintiffs Raymond Roberts, Victor Libov and Edwin Wong.

By: /s/ Lawrence A. Sucharow
Lawrence A. Sucharow
Beth Hoffman
LABATON SUCHAROW & RUDOFF LLP
100 Park Avenue
New York, NY 10017
Telephone: (212) 907-0700

Co-Lead Counsel for Macomb County Employees’ Retirement System

By: /s/ Lawrence P. Kolker
Lawrence P. Kolker
Aya Bouchedid
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
270 Madison Avenue
New York, New York 10016
Telephone: (212) 545-4600

Co-Lead Counsel for Elizabeth Hawkins Barack Revocable Living Trust

By: /s/ David King
David King, Esquire
Tom Zehnder, Esquire
King, Blackwell & Downs, P.A.
25 East Pine Street
Orlando, FL 32801
Counsel for CNL Hotels & Resorts, Inc. - f/k/a CNL Hospitality Properties, Inc., Thomas J. Hutchison, John A. Griswold

By: /s/ Toby S. Soli
Kenneth A. Lapatine, Esquire
Mark Budoff, Esquire
Toby S. Soli, Esquire
Greenberg Traurig, LLP
885 3rd Avenue, 21st Floor
New York, NY 10022
Counsel for CNL Hotels & Resorts, Inc. - f/k/a CNL Hospitality Properties, Inc., Thomas J. Hutchison, John A. Griswold

By: /s/ T. Todd Pittenger
T. Todd Pittenger, Esquire
Terry C. Young, Esquire
Lowndes Drosdick Doster Kantor
& Reed, P.A.
215 North Eola Drive
Orlando, FL 32801
Counsel for James M. Seneff, Robert A. Bourne,
CNL Hospitality Corp.

By: /s/ Scott B. Schreiber
Scott B. Schreiber, Esquire
John C. Massaro, Esquire
Justin Antonipillai, Esquire
Arnold & Porter, LLP
555 Twelfth Street, NW
Washington, DC 20004-1206
Counsel for James M. Seneff, Robert A. Bourne,
CNL Hospitality Corp.

By: /s/ Darryl Bloodworth
Darryl Bloodworth, Esquire
Nichole M. Mooney, Esquire
Dean Mead, Egerton, Bloodworth, Capouano
& Bozarth, P.A.
800 N. Magnolia Avenue, Suite 1500
Orlando, FL 32801
Counsel for Charles E. Adams, Lawrence A. Dustin, Craig M. McAllaster, Robert E. Parsons, Jr.

By: /s/ Joseph Hassett
Joseph Hassett, Esquire
Hogan & Hartson, LLP
555 Thirteenth Street, NW
Washington, DC 20004
Counsel for Charles E. Adams, Lawrence A. Dustin, Craig M. McAllaster, Robert E. Parsons, Jr.